Exhibit 99.1
For immediate release
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2009
COCONUT GROVE, FLORIDA, March 10, 2010 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the fourth quarter and fiscal year ended December 31, 2009.
Financial Highlights

	Quarter Ended			Fiscal Year Ended
	December 31,		%	December 31,		%
(in thousands)	2009	2008	Change	2009	2008	Change

Net revenue:
Radio	$31,679	34,976	(9%)	$123,602	145,421	(15%)
Television	4,282	5,875	(27%)	15,787	18,296	(14%)

Consolidated	$35,961	40,851	(12%)	$139,389	163,717	(15%)

Operating income before depreciation and amortization, (gain) loss on the disposal of assets, net, and impairment of assets and restructuring costs, a non-GAAP measure:
Radio	$13,808	12,626	9%	$54,401	48,032	13%
Television	(825)	(5,600)	85%	(6,420)	(16,047)	60%
Corporate	(2,141)	(2,834)	24%	(9,686)	(12,806)	24%

Consolidated	$10,842	4,192	159%	$38,295	19,179	100%

As of
Dec. 31, 2009
Cash and cash equivalents	$53,580
Please refer to the Unaudited Segment Data and Non-GAAP Financial Measures sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Discussion and Results
Raúl Alarcón, Jr., Chairman and CEO, commented, “Our fourth quarter results reflect the positive impact of our disciplined approach to managing our costs during the global recession, as we generated significantly improved cash flows from our operations for the fourth consecutive quarter. As we seek to capitalize on the early stages of the rebound in the advertising market, we believe the operating efficiencies in our new broadcast model will become increasingly evident, even as we prudently invest in our content and sales resources. Looking ahead, our radio, TV and online brands continue to grow, as we cross-promote our multi-platform media assets with both our advertisers and consumers. As the nation’s Hispanic population continues its rapid expansion, we believe we are well positioned to benefit given the strength of our diverse media platform and our leadership position in serving this increasingly influential and powerful audience.”

Spanish Broadcasting System, Inc.
Quarter Results
For the quarter ended December 31, 2009, consolidated net revenue totaled $36.0 million compared to $40.9 million for the same prior year period, resulting in a decrease of $4.9 million or 12%. This consolidated decrease was mainly attributable to the decrease in our radio segment net revenue of $3.3 million or 9%. Our radio segment net revenue decreased due to lower local, special event and barter sales caused mainly by the decline in economic conditions. The decrease in local sales occurred in all of our markets. The decrease in special event sales of $1.0 million occurred primarily in our Puerto Rico and Miami markets. The decrease in barter sales occurred in all of our markets, with the exception of our Los Angeles market. Our television segment net revenue decreased $1.6 million or 27%, primarily due to a decrease in sponsorship revenue, local sales and barter sales.
Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of assets and restructuring costs, a non-GAAP measure, totaled $10.8 million compared to $4.2 million for the same prior year period, representing an increase of $6.6 million or 159%. This increase was primarily attributed to the decreases in station operating expenses of $10.8 million and corporate expenses of $0.7 million, offset by a decrease in net revenue of $4.9 million. Please refer to the Unaudited Segment Data and Non-GAAP Financial Measures sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating loss totaled $(1.7) million compared to $(20.1) million for the same prior year period. The decrease in operating loss was mainly due to decreases in our operating expenses and corporate expenses, offset by a decrease in our net revenue. Also contributing to the decrease in operating loss was the decrease in our impairment of assets and restructuring costs of $11.7 million. Please refer to the Impairment of Assets and Restructuring Costs sections for detailed discussions.
Fiscal Year Results
For the fiscal year ended December 31, 2009, consolidated net revenue totaled $139.4 million compared to $163.7 million for the same prior year period, resulting in a decrease of $24.3 million or 15%. This consolidated decrease was mainly attributable to the decrease in our radio segment net revenue of $21.8 million or 15%. Our radio segment net revenue decreased due to lower local, national, and barter sales caused mainly by the decline in economic conditions. The decrease in local, national and barter sales occurred in all of our markets. Our television segment net revenue decreased $2.5 million or 14%, primarily due to a decrease in barter sales, local sales and sponsorship revenue.
Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of assets and restructuring costs, a non-GAAP measure, totaled $38.3 million compared to $19.2 million for the same prior year period, representing an increase of $19.1 million or 100%. This increase was primarily attributed to the decreases in station operating expenses of $40.3 million and corporate expenses of $3.1 million, offset by a decrease in net revenue of $24.3 million. Please refer to the Unaudited Segment Data and Non-GAAP Financial Measures sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating income totaled $10.4 million compared to an operating loss of $(408.2) million for the same prior year period. The increase in operating income was mainly due to the decrease in impairment of assets and restructuring costs of $399.5 million. Also contributing to the increase in operating income were the decreases in our operating expenses and corporate expenses, offset by a decrease in our net revenue. Please refer to the Impairment of Assets and Restructuring Costs sections for detailed discussions.
Impairment of Assets
For the quarter- and year-ended December 31, 2009, we recorded a non-cash impairment loss of approximately $8.5 million and $18.6 million that reduced the carrying values of our FCC broadcasting licenses, as a result of the impairment testing of our indefinite-lived intangible assets and goodwill. The impairment loss was due to changes in estimates and assumptions which were primarily: (a) lower industry advertising revenue growth projections in our respective markets, and (b) lower industry profit margins.

Spanish Broadcasting System, Inc.
In addition, we entered into a sublease of office space and determined that $1.4 million of property and equipment related to leasehold improvements and furniture and fixtures were impaired.
Restructuring Costs
As a result of the deterioration of the economy and the decrease in the demand for advertising, we began to implement a restructuring plan in the third quarter of fiscal year 2008 to reduce expenses throughout the Company. For the quarter- and year-ended December 31, 2009, we incurred expenses of $1.1 million and $1.6 million, respectively, related to the termination of various programming contracts and personnel and a loss on a sublease of office space.
NASDAQ Delisting Letters and Temporary Extension
As initially announced on August 25, 2008, we received a notice from The Nasdaq Stock Market (“Nasdaq”) on August 20, 2008 indicating that we failed to comply with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) (formerly Marketplace Rule 4450(a)(5)) for continued listing of our common stock on The Nasdaq Global Market because the bid price of our common stock closed under $1.00 per share for 30 consecutive business days. The notice also stated that, in accordance with Nasdaq Listing Rule 5810(c)(3)(A) (formerly Marketplace Rule 4450(e)(2)), we would be provided 180 calendar days, or until February 17, 2009, to regain compliance with the minimum bid price requirement. Due to Nasdaq’s subsequent suspensions of enforcement of the minimum bid price requirement in 2008 and 2009 and, as disclosed by our filings of various Forms 8-K, 10-Q and 10-K, our time period for regaining compliance was extended until December 4, 2009. To regain compliance, the closing bid price of our common stock had to remain at or above $1.00 per share for a minimum of 10 consecutive business days prior to the market close on December 4, 2009.
We did not regain compliance with the $1.00 minimum bid price requirement by December 4, 2009. Accordingly, on December 7, 2009, we received written notification from Nasdaq (the “Staff Determination”) that unless we requested a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”) on or before 4:00 p.m. Eastern Time on December 14, 2009, our common stock would be delisted from The Nasdaq Global Market at the opening of business on December 16, 2009.
On December 11, 2009, we requested a hearing before the Panel to appeal the Staff Determination in order to present our plan to address the minimum bid price deficiency (the “Appeal”). A hearing was held on January 7, 2010. At the hearing, we provided Nasdaq with a specific plan of how we intended to regain compliance with the minimum bid price deficiency, including a time frame for completion of such plan.
On February 9, 2010, we received notice from Nasdaq indicating that Nasdaq had granted us our request for an extension of time to regain compliance with the Rule (the “Nasdaq Extension Notice”). Pursuant to the terms of the Nasdaq Extension Notice, we will be required to, on or before June 7, 2010, evidence a closing bid price of $1.00 or more for a minimum of ten consecutive trading days. In the event that we do not evidence compliance with the Rule and all other requirements for continued listing, our securities may be delisted from The Nasdaq Global Market.

Spanish Broadcasting System, Inc.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City, as well as leading radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events in the major U.S. markets and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
(Financial Table Follows)

Contacts:
Analysts and Investors Joseph A. García Chief Financial Officer, Chief Administrative Officer, Senior Executive Vice President and Secretary (305) 441-6901	Analysts, Investors or Media Chris Plunkett Brainerd Communicators, Inc. (212) 986-6667

Spanish Broadcasting System, Inc.
Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the quarter and fiscal year ended December 31, 2009 and 2008.

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008
Amounts in thousands	(Unaudited)		(Unaudited)
Net revenue	$35,961	40,851	$139,389	163,717
Station operating expenses	22,978	33,825	91,408	131,732
Corporate expenses	2,141	2,834	9,686	12,806
Depreciation and amortization	1,525	1,665	6,262	6,261
Loss (gain) on the disposal of assets, net	15	(3)	(14)	(13)
Impairment of assets and restructuring costs	10,955	22,665	21,641	421,116

Operating (loss) income	(1,653)	(20,135)	10,406	(408,185)
Interest expense, net	(7,028)	(5,977)	(26,869)	(22,062)
Changes in fair value of derivative instrument	2,342	(7,398)	5,790	(3,813)
Other (loss) income, net	(415)	1,923	(414)	3,851

(Loss) income before income taxes	(6,754)	(31,587)	(11,087)	(430,209)
Income tax expense (benefit)	1,080	(3,279)	2,691	(101,486)

Net loss	(7,834)	(28,308)	(13,778)	(328,723)
Dividends on Series B preferred stock	(2,481)	(2,471)	(9,927)	(9,722)

Net loss applicable to common stockholders	$(10,315)	(30,779)	$(23,705)	(338,445)

Net loss per common share:
Basic and Diluted	$(0.14)	(0.42)	$(0.33)	(4.67)

Weighted average common shares outstanding:
Basic and Diluted	72,545	72,448	72,517	72,419

Spanish Broadcasting System, Inc.
Non-GAAP Financial Measures
Included below are tables that reconcile the quarter- and year-ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income (Loss) to Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of Assets and Restructuring costs.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Quarter Ended December 31,		%
(Amounts in thousands)	2009	2008	Change

Operating Loss	$(1,653)	(20,135)
add back: Impairment of assets and restructuring costs	10,955	22,665
add back: Loss (gain) on the disposal of assets, net	15	(3)
add back: Depreciation & amortization	1,525	1,665

Operating Income before Depreciation & Amortization, Gain on the Disposal of Assets, net, and Impairment of Assets and Restructuring Costs	$10,842	4,192	159%

UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Fiscal Year Ended December 31,		%
(Amounts in thousands)	2009	2008	Change

Operating Income (Loss)	$10,406	$(408,185)
add back: Impairment of assets and restructuring costs	21,641	421,116
add back: Gain on the disposal of assets, net	(14)	(13)
add back: Depreciation & amortization	6,262	6,261

Operating Income before Depreciation & Amortization, Gain on the Disposal of Assets, net, and Impairment of Assets and Restructuring Costs	$38,295	$19,179	100%

Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of Assets and Restructuring costs are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income (Loss) before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of Assets and Restructuring costs, is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Spanish Broadcasting System, Inc.
Unaudited Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Quarter Ended		Fiscal Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net revenue:
Radio	$31,679	34,976	$123,602	145,421
Television	4,282	5,875	15,787	18,296

Consolidated	$35,961	40,851	$139,389	163,717

Engineering and programming expenses:
Radio	$6,462	8,154	$27,435	37,744
Television	3,087	8,748	13,944	23,268

Consolidated	$9,549	16,902	$41,379	61,012

Selling, general and administrative expenses:
Radio	$11,409	14,196	$41,766	59,645
Television	2,020	2,727	8,263	11,075

Consolidated	$13,429	16,923	$50,029	70,720

Operating income before depreciation and amortization, (gain) loss on the disposal of assets, net, and impairment of assets and restructuring costs:
Radio	$13,808	12,626	$54,401	48,032
Television	(825)	(5,600)	(6,420)	(16,047)
Corporate	(2,141)	(2,834)	(9,686)	(12,806)

Consolidated	$10,842	4,192	$38,295	19,179

Depreciation and amortization:
Radio	$737	816	$3,111	3,213
Television	556	573	2,202	1,595
Corporate	232	276	949	1,453

Consolidated	$1,525	1,665	$6,262	6,261

(Gain) loss on the disposal of assets, net:
Radio	$19	7	$(7)	(3)
Television	(4)	(10)	15	(10)
Corporate	—	—	(22)	—

Consolidated	$15	(3)	$(14)	(13)

Impairment of assets and restructuring costs:
Radio	$3,574	20,749	$14,188	402,243
Television	7,381	1,865	7,405	18,710
Corporate	—	51	48	163

Consolidated	$10,955	22,665	$21,641	421,116

Operating income (loss):
Radio	$9,478	(8,946)	$37,109	(357,421)
Television	(8,758)	(8,028)	(16,042)	(36,342)
Corporate	(2,373)	(3,161)	(10,661)	(14,422)

Consolidated	$(1,653)	(20,135)	$10,406	(408,185)

Spanish Broadcasting System, Inc.
Selected Unaudited Balance Sheet Information and Other Data:

As of December 31,
(Amounts in thousands)	2009

Cash and cash equivalents	$53,580

Total assets	$478,793

Senior secured credit revolver due 2010	$15,000
Senior secured credit facility term loan due 2012	309,563
Other debt	7,052

Total debt	$331,615

Series B preferred stock	$92,349
Accrued Dividends Payable	7,032

Total	$99,381

Total stockholders’ deficit	$(55,482)

Total capitalization	$375,514

	Fiscal Year Ended December 31,
(Amounts in thousands)	2009	2008

Capital expenditures	$954	16,097

Cash paid (refund) for income taxes, net	$29	(57)